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Smith, Ed

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Restructuring Today [raver@wizard.net]
Wednesday, January 12, 2000 4:08 PM
Restructuring Today
Restructuring Today, Wednesday January 12, 2000

                           Wednesday January 122000

                Texas lOUs tell PUL-
                 how they're'.govrtQ
                   to opeirup

Texas utilities are filing'unbundling plans. Reliant Energy's Houston Lighting &-Power could be a challenge to the PUC since it proposes a functional unbundling rather than structural unbundling. /

   Some observers had assumed, following passage of the Texas competitiowlaw last spring, that utility companies would have to carry out/structural unbundling - separating generation, wires and retail activities into distinct legal entities under a holding company structure.

   Lonfg-term financing of assets and the potential costs of refinancing those assets to fit a new structure led HL&P to go for functpnal unbundling.

   Central & South West's plan envisions a two-stage structural sepa 'ation, said Mark Roberson, C&SW vice president.

   "1 he first stage will be the structural separation of the management and control of the T&D areas from the generation area; of the corporation and the creation of a separate retail electr c provider... on or before the Jan 1 2002 start up date for retail sompetition in Texas.

   "Tne second stage would occur after a transition period of up to six yfears" following start up, Roberson said.

   "By Jan 1 2008 C&SW will have resolved in a cost-effective way existing contracts that restrict transfers of asset ownership and would have transferred legal ownership of generating and T&D assets to tntenew entities," Roberson added.

   C&SW's CT o-stage approach is expected to potentially save nearly $35 milliwi in refinancing costs that likely would occur if it was required to transfer asset ownership by Jan 1 2002, according to Wendy Hargus, S&SW treasurer.

   C&SW is asking the PUC to provide a quick decision; whether it will allow its proposed two-stage apprqac

                 New Century Energies
                 joining MISO would
                 make ISO gigantic

FERC's approving today of the $4 billion merger of Northern States Power and New Century Energies (NCE) carries with it the firms' promise to join the Midwest ISO.

   If it does, MISO will be carried into Arizona, Colorado, Kansas, New Mexico, Oklahoma, Texas, Wyoming, Michigan, Minnesota, North and South Dakota and Wisconsin.

   That's Midwest with spurs and saddles. MISO would range from the Canadian border to Old Mexico.

   Might be time to think up a new name for MISO.

   NCE serves about 1.5 million electric customers and 1 million natural gas customers through subsidiaries.

   NSP serves over 2 million electric and gas customers.

   FERC accepted the companies' pledge that cost-based wholesale customers would not have to shoulder merger-related costs. A rate freeze would protect NSP's transmission customers.

   FERC found that the merged company would meet the public interest standards of the Federal Power Act.

   FERC didn't address compliance with Order 2000 on RTOs